Exhibit 4.25
                                  KUTAK ROCK
                              The Omaha Building
                              1650 Farnam Street
                         Omaha, Nebraska  68102-2186







                                   December 15, 1995



VIA AIRBORNE

Christine Marshall, Esq.
Senior Attorney
Arby's, Inc.
1000 Corporate Drive
Fort Lauderdale, Florida  33334

     Re:  Interest Rate Change

Dear Christine:

     You may have already heard that FFCA Acquisition Corporation has agreed to lower the interest rate for the ARHC and ARDC loans from 11.25% to 10.5% effective December 18, 1995. Enclosed please find replacement pages for the notes and leases for the transactions that are about to close. By copy of this letter I am asking Kathy Trainor to slip these pages into the appropriate documents. Please acknowledge your agreement for her to do so by countersigning this letter, faxing it to Kathy and to me and overnighting the hard copy to Kathy. Please call if you have any questions or comments.

                                   Sincerely,


                                   DAVID A. WEILL
                                   David A. Weill

cc:  Michael L. Curry, Esq. (without enclosures)
     Mark R. Nethers, Esq. (without enclosures)
     Dennis L. Ruben, Esq. (without enclosures)
     Mr. Stephen G. Schmitz (without enclosures)
     Ms. Kathy Trainor (with enclosures)

Agreed to as of December 18, 1995

ARBY'S RESTAURANT DEVELOPMENT CORPORATION

BY:  DAVID L. DORFF
     ----------------------
Printed Name  David L. Dorff
Its Senior Vice President, CFO

Agreed to as of December 18, 1995

ARBY'S RESTAURANT HOLDING COMPANY

BY:  DAVID L. DORFF
     ----------------------
Printed Name  David L. Dorff
Its Senior Vice President, CFO

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